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                                                                   Exhibit 10.22

                              EMPLOYMENT AGREEMENT

                                     BETWEEN

                               KENNETH W. FREEMAN

                                        &

                         QUEST DIAGNOSTICS INCORPORATED

         This EMPLOYMENT AGREEMENT (the "Agreement") is entered into as of the date of execution (the "Effective Date"), between QUEST DIAGNOSTICS INCORPORATED (the "Company"), a Delaware corporation having its principal place of business at One Malcolm Avenue, Teterboro, NJ 07608, and KENNETH W. FREEMAN (the "Executive").

         WHEREAS, Executive has been employed by the Company as Chairman of the Board and Chief Executive Officer; and

         WHEREAS, the Company considers the services of the Executive to be unique and essential to the success of the Company's business; and

         WHEREAS the Company and the Executive had previously entered into an employment agreement dated December 18, 1996, the term of which originally is to expire as of December 31, 1999, and the parties desire that the Executive continue as President and Chief Executive Officer of the Company; and

         WHEREAS, the Company and the Executive now wish to enter into an omnibus amendment of the current agreement of employment on the terms and conditions set forth herein, and which shall constitute the sole and exclusive agreement relating to the employment of Executive by the Company.

         NOW, THEREFORE, in consideration of the foregoing premises, the mutual covenants, terms and conditions set forth herein, and other valuable consideration, the receipt and sufficiency


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of which are hereby acknowledged, it is hereby agreed between the Company and the Executive that his existing agreement shall be amended and modified in its entirety as follows:

1. EMPLOYMENT. The Company shall continue to employ the Executive in a full-time capacity in the position set forth in this paragraph, and the Executive shall continue to accept such employment upon the terms and conditions set forth herein. Such employment shall be in the capacity of Chief Executive Officer of the Company, and as a Director and Chairman of the Board of Directors of the Company (the "Board") reporting directly to the Board. The Company shall nominate the Executive as a Director of the Company and shall use its best efforts to have the Executive elected and re-elected to the Board for the duration of the "Employment Term" (as hereinafter defined).

2. EMPLOYMENT TERM. Unless earlier terminated pursuant to Section (10) hereof, the term of Executive's employment under this Agreement shall commence as of the Effective Date of this Agreement and continue until December 31, 2002 (the "Employment Term"). On or before June 1, 2002, the Company and Executive agree to use their good faith efforts to negotiate a renewal of this Agreement (the "Renewal Agreement"), on mutually satisfactory terms and conditions. Subject to continued service by the Executive through December 31, 2002 (absent any termination by the Company without Cause, or termination by the Executive for Good Reason, or as a result of the death or permanent disability of the Executive, in each case giving rise to payments pursuant to Section 11 hereof) (each individually a "Section 11 Event"), then upon the expiration of this Agreement on December 31, 2002 (a "Non-Renewal Event"), the Executive shall be entitled to the severance benefit provided in Section 11.


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3.       DUTIES. During the Employment Term, the Executive shall, subject to the supervising powers of the Board, have those powers and duties consistent with his position as Chief Executive Officer and Chairman, which powers shall in all cases include, without limitation, the power of supervision and control over, and responsibility for, the general management and operations of the Company. Executive agrees to devote substantially all his working time and attention to the business of the Company. The Executive shall not, without the prior written consent of the Company's Board of Directors, be directly or indirectly engaged in any other trade, business or occupation for compensation requiring his personal services during the Employment Term. Nothing in this agreement shall preclude the Executive from (i) engaging in charitable and community activities or from managing his personal investments, or (ii) serving as a member of the board of directors of an unaffiliated company not in competition with the Company, subject however, in each such case of board membership, to approval by the Company's Board of Directors (not to be unreasonably withheld).

4. PLACE OF PERFORMANCE. The principal place of employment of the Executive shall be at the Company's principal executive offices in Teterboro, New Jersey, or such other location either currently under consideration by the Company/Executive or proposed by the Executive for the new corporate headquarters as may be agreed to by the Board and Executive.

5. CASH COMPENSATION. Executive shall be compensated for services rendered during the Employment Term as follows:

         (a) BASE SALARY. Executive shall be compensated at an annual base salary of no less than $750,000 (the base salary, at the rate in effect from time to time, is hereinafter referred to as the "Base Salary"). The Company's Board of Directors shall review and


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                  may, if appropriate, at its discretion, increase this annual
                  Base Salary during the Employment Term. Base Salary shall be reviewed annually and be adjusted to reflect (among other factors) increases generally granted to other senior executives of the Company and CEO performance consistent with Company pay practices. The Base Salary shall be payable in equal bi-weekly installments.

         (b)      ANNUAL BONUS. In addition to the Base Salary provided for in
                  Section 5 (a) above, the Company will provide annual bonus awards to Executive under its Management Incentive Plan (MIP) in accordance with the plan and any financial performance targets thereunder. During the Employment Term, Executive's target incentive opportunity under the Company's MIP will be no less than 140% of Base Salary as in effect at the time such target incentive opportunity is established.

                  (i) 60% of the annual bonus award shall be delivered in cash (at the same time other MIP awards are paid).

                  (ii) 40% of the annual bonus award shall be delivered in shares of common stock of the Company at the same time other MIP awards are paid that will be 100% vested but will be restricted ("Restricted Shares") in that they may not be sold, assigned, pledged, transferred, hypothecated or otherwise be disposed of or encumbered, voluntarily or involuntarily, by operation of law or otherwise, except as may be permitted, in writing, by the Board. The Board may, in its sole discretion, permit Restricted Shares to be exchanged in such transaction for property subject to restrictions and conditions substantially similar to those applicable to the Restricted Shares exchanged. In the event of any purported sale, transfer or other disposition to the


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                           Restricted Shares in contravention of the foregoing
                           provisions, such purported sale, transfer or other disposition shall, to the fullest extent permitted by law, be null, void and of no effect. The foregoing restrictions shall be lifted as to one-third of the Restricted Shares on each of the first, second and third anniversaries of the cash award payment date, subject to accelerated lifting of restrictions as provided for in Section 11.

                  (c) DEFERRAL. The Executive may elect to defer from payments of Base Salary and Annual Bonus and any other eligible compensation as defined by the terms of the plan such amounts as provided for under the terms of the Company's Supplemental Deferred Compensation Plan ("SDCP").

                  (d) INCENTIVE AWARD MODIFICATIONS. Any equity and option awards made to the Executive as of the date of this Agreement and any equity and option awards which shall be made to the Executive during the Employment Term shall be subject to, and shall benefit from, any favorable amendments or revisions to the terms and conditions of any of the Company's Incentive Compensation Programs (including, without limitation, any action resulting in extended exercise periods) that may be implemented on or after the date hereof.

6. EQUITY AWARD. Executive may be awarded additional compensation (such as stock options, shares of incentive stock, or shares of restricted stock) pursuant to the present or any future incentive compensation or long-term compensation program established for the senior officers of the Company (collectively the "Incentive Compensation Programs"), in an appropriate manner for the position occupied by Executive and his performance therein relative to other Company senior executives and consistent with Company pay practices.


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         Compensation granted under such plans will be subject to the actual provisions and conditions applicable to such plans.

7.       EMPLOYEE BENEFITS.

         (a) GENERAL PROVISIONS. Except as expressly provided in this Agreement, Executive shall be eligible to participate in all employee benefit and welfare plans offered by the Company (e.g., Life Insurance, Medical & Dental Insurance, Travel, Accident, STD & LTD, Flexible Spending Accounts, Regular and Supplemental AD&D, Optional/Supplemental Life Insurance, Profit Sharing [the 401(k) Plan], Employee Stock Purchase Plan and other personal benefit plans of the Company, collectively referred to as the "Benefit Plans") on a basis which is no less favorable to the Executive than that made available to other senior officers of the Company; provided that Executive shall be reimbursed for the costs of his annual participation in a comprehensive executive health assessment at a leading medical institution of his choice (grossed up for tax purposes at the present rate of 48%).

         (b)      TRANSFERRED EXECUTIVE SUPPLEMENTAL RETIREMENT PLAN.

                  (i) Executive will be eligible to participate in the "Transferred Executive Supplemental Retirement Plan" (the "SRP") established by the Company for certain executives of the Company, effective upon the Effective Date. Under the terms of such plan, Executive will be entitled to receive a nonqualified retirement benefit in accordance with the terms and provisions of the plan, as administered by the Company's Board of Directors, subject to the terms of this Agreement.


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                  (ii)     Notwithstanding any terms of the SRP to the contrary,
                           Executive shall be entitled to receive a retirement pension benefit under this Agreement (the "Company Non-Qualified Benefit") as provided for below. The Company Non-Qualified Benefit shall be an annuity commencing on the later of (i) his date of termination or (ii) the Executive's 57th birthday
                           (the "SRP Commencement Date") and shall be (1) fully equivalent in value to the pension benefits Executive would have received under the Corning nonqualified and qualified pension plans as in effect on December 18, 1996 (including all across-the-board plan improvements or benefit decreases and/or successor plans, in each case adopted after 12/18/96) and applicable to the class of executives of which the Executive was a part while employed by Corning, (2) based on Executive's combined years of service with the Company and Corning (but in any case not less than 34 years of service), (3) computed on an unreduced basis as if Executive were a retiree, rather than on a deferred vested basis, and (4) based on all compensation earned by Executive from Corning and Company through to the SRP Commencement Date (provided that for purposes of such computation, Executive's benefit eligible compensation shall be his 1999 Base Salary and Bonus including any deferred Base Salary and bonus in the Company's Supplemental Deferred Compensation Plan and such amount increased at 5% per annum for subsequent years); PROVIDED THAT if the Executive terminates his employment under this Agreement without Good Reason or the Company terminates the Executive's employment under this Agreement with Cause, then the pension


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                           benefits payable to the Executive under the SRP shall
                           be determined based only on actual years of service and compensation through to the Termination Date.

                  (iii) Upon execution of this Agreement, the Company shall deliver to Executive a standby letter of credit in the amount of $5.4 million, in form acceptable to Executive and his counsel and with an evergreen term of no less than eighteen (18) months, to ensure that the Company's obligation under the SRP and the Company Non-Qualified Benefit are fully funded and secured on an after-tax basis to the Executive (the "SRP LC"). As of the first day of any calendar year thereafter (the "Adjustment Date") as of which the Company's pension liability (on an after-tax basis) to Executive as computed hereunder, as determined by an actuary acceptable to Executive on or before November I of the preceding calendar year, has a present value that exceeds by more than $250,000 the SRP LC (on an after-tax basis), the Company shall, within 60 days of the Adjustment Date, increase the amount of the SRP LC or secure and deliver to the Executive an additional letter of credit in form acceptable to the Executive and his counsel so that, in the aggregate, the letter(s) of credit then in place are not less than the present value of such liability (on an after-tax basis).

                  (iv) Immediately upon (x) the termination of Executive's employment with the Company for any reason (including the non-renewal of this Agreement), other than a termination of Executive's employment by the Company for Cause or by the Executive without Good Reason;
                           (y) failure of the Company


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                           to renew the SRP LC or increase the amount of the SRP
                           LC or secure an additional letter of credit, as provided herein (in each case, without the consent of the Executive not to do so); or (z) upon the Executive's retirement, the Executive may draw on the SRP LC.

                  (v) Amounts payable to the Executive in satisfaction of the Company NonQualified Benefit shall be reduced by
                           (i) any qualified plan benefits actually received by Executive under Corning's qualified plan ("Qualified Corning Benefits") and (ii) any non-qualified benefits to the extent funded pursuant to Section III
                           (c) of the Transition Agreement, dated as of December 18, 1996 between Corning and the Executive, and actually received by the Executive ("Section III (c) Benefits"), and any amounts realized by the Executive upon drawing upon the SRP LC (or any supplemental letter of credit) shall be adjusted to take into account such Qualified Corning Benefits and Section III (c) Benefits.

         (c) Executive shall be eligible to participate in the Supplemental Deferred Compensation Plan on a basis which is no less favorable than other senior officers participating in the Transferred Executive Supplemental Retirement Plan.

         (d) VACATION AND SICK LEAVE. Executive shall be entitled to vacation and sick leave in accordance with the vacation and sick leave policies adopted by the Company from time to time, provided that the Executive shall be entitled to no less than five (5) weeks of paid vacation each calendar year. Any vacation shall be at such time and for such periods as shall be mutually agreed upon between the Executive and the


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                  Company. The Executive shall be entitled to all public
                  holidays observed by the Company.

         (e) RELOCATION. The Company acknowledges that it has provided to the Executive an interest-free housing loan in the amount of $400,000, which it has also agreed shall be forgiven in five
                  (5) annual installments at each annual anniversary of the effective date of the original employment agreement executed between the Company and the Executive, dated December 18, 1996. The Company acknowledges and agrees that it shall continue to forgive the remaining annual installments of such loan and that any compensation income to Executive resulting from the loan forgiveness or interest-free features of the loan will be grossed up for tax purposes at the present rate of 48%.

8. APPLICABLE TAXES. There shall be deducted from any compensation payments made under this Agreement any federal, state, and local taxes or other amounts required to be withheld by any entity having jurisdiction over the matter.

9. MISCELLANEOUS BENEFITS. During the Employment Tenn, the Company shall provide the Executive with the following additional benefits:

         (a) BUSINESS TRAVEL AND EXPENSES. Executive shall be reimbursed by the Company for reasonable and other business expenses, as approved by the Company, which are incurred and accounted for in accordance with the Company's normal practices and procedures for reimbursement of expenses.

         (b) LEGAL FEES. The Company shall reimburse Executive for reasonable legal fees and disbursements incurred in connection with the negotiation, preparation,


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                  implementation and execution of this Agreement (grossed up for tax purposes at present rate of 48%).

         (c) CLUBS AND MEMBERSHIPS. The Company will reimburse Executive for annual and one-time costs associated with memberships for the Executive and his family in a country club and city club (grossed-up for tax purposes at the present rate of 48%).

         (d) EXECUTIVE DRIVER. In order to ensure the accessibility and safety of the -Executive during the Employment Term, the Company will reimburse Executive for the costs of an executive driver comparable to the costs presently incurred on behalf of the Executive, subject to annual COLA adjustments (grossed up for tax purposes at the present rate of 48%).

         (e) USE OF AIRCRAFT. In order to ensure the accessibility and safety of the Executive during the Employment Term, the Company shall reimburse Executive for all costs associated with the Executive's use of aircraft in accordance with the Company's policies, whether for business purposes or for personal reasons, whether the aircraft is being chartered or is Company-owned. Any payments under this provision which are to be treated as taxable compensation to the Executive (in accordance with IRS rules and regulations) shall be grossed-up for tax purposes at the present rate of 48%.

         (f) FINANCIAL COUNSELING AND LEGAL SERVICES. The Company shall reimburse the Executive annually for all reasonable financial counseling (not including asset management fees), tax preparation and legal services associated with tax, financial and estate planning (grossed-up for tax purposes at the present rate of 48%). The Company shall continue to pay the fees paid to John Ullman and Associates ("Ullman") consistent with Ullman's services under the prior contract.


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         (g)      NON-EXCLUSIVITY. Nothing in this Agreement shall prevent the
                  Executive from being entitled to receive any additional compensation or benefits as approved by the Company's Board of Directors.

10. TERMINATION OF EMPLOYMENT. Notwithstanding any other provisions of this Agreement to the contrary, the employment of the Executive pursuant to this Agreement may be terminated as follows:

         (a) TERMINATION BY THE COMPANY FOR CAUSE. Executive may be terminated for "Cause" by the Company as provided below. As used herein, the term "Cause" shall mean (i) conviction of the Executive for a felony; or (ii) the commission by the Executive of fraud or theft against, or embezzlement from, the Company. For purposes of this section, no act or failure to act on Executive's part shall be considered to be reason for termination for Cause if done, or omitted to be done, by Executive in good faith and with the reasonable belief that the action or omission was in the best interests of the Company. Cause shall not exist unless and until there shall have been delivered to the Executive a copy of a resolution, duly adopted by the affirmative vote of not less than two thirds of the entire membership of the Board at a meeting of the Board held for the purpose (after ten (10) days' prior written notice to the Executive of such meeting and the purpose thereof and an opportunity for him, together with his counsel, to be heard before the Board at such meeting), of finding that in the good faith opinion of the Board, the Executive was guilty of the conduct set forth above in this
                  Section 10(a) and specifying the particulars thereof in detail. As set forth more fully in Section 10(f) hereof, the "Date of Termination" (which shall be no earlier than 30 days after delivery of the written notice to the Executive) shall be the


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                  date specified in the "Notice of Termination;" provided,
                  however, that in the case of a termination for Cause under clauses 10(a)(i) and 10(a)(ii) above, the Date of Termination shall be the date of delivery of the Notice of Termination. Anything herein to the contrary notwithstanding, if, following a termination of the Executive's employment by the Company for Cause based upon the conviction of the Executive for a felony, such conviction is overturned in a final determination on appeal, the Executive shall be entitled to the payments and the economic equivalent of the benefits the Executive would have received if his employment had been terminated by the Company without Cause.

         (b) TERMINATION BY THE COMPANY FOR EXCESSIVE ABSENTEEISM. At the sole discretion of the Company's Board of Directors, Executive may be terminated if the Executive shall have been absent from his duties with the Company on a full-time basis for one hundred and twenty (120) consecutive days, and if within thirty (30) days after written Notice of Termination is given by the Company to the Executive, the Executive shall not have resumed the performance of his duties hereunder on a full-time basis. In this event, the Date of Termination shall be thirty
                  (30) days after Notice of Termination is given by the Company (provided that the Executive shall not have returned to the full-time performance of his duties).


         (c) DEATH. The Executive's employment shall terminate upon his death, and the date of his death shall be the Date of Termination for purposes of this Agreement.

         (d) TERMINATION BY THE EXECUTIVE FOR GOOD REASON. The Executive may terminate his employment hereunder for "Good Reason," provided that the Executive shall have delivered a Notice of Termination within ninety (90) days after the occurrence of the


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                  event of Good Reason giving rise to such termination. For
                  purposes of this Agreement, "Good Reason" shall mean the occurrence of one or more of the following circumstances, without the Executive's express written consent, which are not remedied by the Company within thirty (30) days of receipt of the Executive's Notice of Termination except in the event of a Change in Control:

                  (i) an assignment to the Executive of any duties materially inconsistent with his position, duties, responsibilities, and status with the Company, or any material limitation of the powers of the Executive not consistent with the powers of the Executive contemplated by Section (3) hereof;

                  (ii) any removal of the Executive from, or any failure to re-elect the Executive to the positions specified in Section (1) of this Agreement;

                  (iii) the change of the Executive's title as specified by Section (1) of this Agreement;

                  (iv) the Company's requiring the Executive without his written consent to be based at any office or location more than 75 miles commuting distance from the locations referred to in Section (4) of this Agreement;

                  (v) a reduction in the Executive's Base Salary or Annual Bonus target incentive opportunity as in effect from time to time, without his written consent;

                  (vi) the failure of the Company to continue in effect any Benefit Plan that was in effect on the date hereof or provide the Executive with equivalent benefits, without his written consent;


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                  (vii)    the failure of the Company to maintain the Executive
                           as a member of its Board of Directors at all times thereafter, for so long as he shall serve as Chief Executive Officer of the Company;

                  (viii) any other material breach by the Company of this Agreement;

                  (ix) "Change in Control" as defined in Section 11(f) of this Agreement.

                  (x) a failure of the Company to secure a written assumption by any successor company as provided for in Section 15(g) hereof, or

                  (xi) the failure of the Company to secure, maintain, renew, or supplement the SRP LC (and any supplemental letter of credit) as provided for in Section 7(b)(iii) hereof.

                  In the event of a termination for Good Reason, the Date of Termination shall be the date specified in the Notice of Termination, and shall be more than thirty (30) days after the Notice of Termination. In the event of a termination for Good Reason pursuant to Section 10(d)(xi) hereof, the Executive shall retain the right to draw on the SRP LC (and any supplemental letter of credit) as provided for in Section 7(b) hereof.

         (e) OTHER TERMINATIONS. Notwithstanding the foregoing, the Executive may terminate his employment at any time, subject to the provisions of Section 10(f) hereof. If the Executive's employment is terminated hereunder for any reason other than as set forth in Sections 10(a) through 10(d) hereof, the date on which a Notice of Termination is given or any later date (within 30 days) set forth in such Notice of Termination shall be the Date of Termination.


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         (f)      NOTICE OF TERMINATION. Any termination of the Executive's
                  employment hereunder by the Company or by the Executive shall be communicated by written Notice of Termination to the other party hereto. For purposes of this Agreement, a "Notice of Termination" shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive's employment under the provisions so indicated and a date of termination.

11.      COMPENSATION UPON TERMINATION OR DURING DISABILITY

         (a) DISABILITY PERIOD. During any period during the Employment Term that the Executive fails to perform his duties hereunder as a result of incapacity due to physical or mental illness ("Disability Period"), the Executive shall continue to (i) receive his full Base Salary and bonus otherwise payable for that period of the Employment Term including the Disability Period and (ii) participate in the Benefit Plans. Such payments made to the Executive during the Disability Period shall be reduced by the sum of the amounts, if any, payable to the Executive at or prior to the time of any such payment under disability benefit plans of the Company or under the Social Security disability insurance program, where such amounts were not previously applied to reduce any such payment.

         (b) DEATH. If the Executive's employment hereunder is terminated as a result of his death, then: (i) the Company shall pay the Executive's estate or designated beneficiary, as soon as practicable after the Date of Termination, a lump sum payment equal to (1) any Base Salary installments due in the month of death and any reimbursable expenses accrued or owing the Executive hereunder as of the Date of

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                  Termination, (2) a PRO RATA portion of any bonus owed to the
                  Executive for that portion of the Employment Term through to the Date of Termination and any earned and unpaid bonus relating to services performed by the Executive in the year preceding his death, and (3) the severance benefits set forth in Section 11(e), and (ii) all outstanding stock options, earned shares of incentive stock, and other awards granted to the Executive under the Incentive Compensation Programs shall immediately become fully vested as of the Date of Termination and all transfer restrictions shall lapse but continue to be subject to such exercise periods as shall be provided for under the terms of each grant.

         (c) ABSENCE FROM WORK. If the Executive's employment hereunder is terminated for excessive absenteeism as defined in Section 10(b), then (i) the Company shall pay the Executive, as soon as practicable after the Date of Termination (1) any Base Salary and any reimbursable expenses accrued or owing the Executive hereunder as of the Date of Termination, (2) a PRO RATA portion of any bonus owed to the Executive for that portion of the Employment Term through to the Date of Termination and any earned and unpaid bonus relating to service performed by the Executive in the year preceding his Date of Termination for excessive absenteeism, and (3) the severance benefits set forth in Section 11(e); and (ii) all outstanding stock option and Incentive Stock awards granted to the Executive shall immediately become fully vested as of the Date of Termination and all transfer restrictions shall lapse but continue to be subject to such exercise periods as shall be provided for under the terms of each grant.


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         (d)      TERMINATION FOR CAUSE OR BY THE EXECUTIVE OTHER THAN FOR GOOD
                  REASON. If the Executive's employment hereunder is terminated by the Company for Cause or by the Executive (other than for Good Reason), then (i) the Company shall pay the Executive, as soon as practicable after Date of Termination, any Base Salary and any reimbursable expenses accrued or owing the Executive hereunder for services as of the Date of Termination; and (ii) the Executive shall immediately forfeit any unvested career shares and earned but unvested incentive stock shares. In the event of termination by the Company for Cause, the Executive shall have the right to exercise the vested unexercised portion of all outstanding stock option and stock awards prior to the Date of Termination, and the unexercised portion of any such award shall be forfeited thereafter and any restricted stock shall remain subject to the terms of each grant. In the event of termination by the Executive other than for Good Reason but subject to the provisions of Section 12, the Executive shall have the right to exercise the vested unexercised portion of all outstanding stock options and stock awards then held by the Executive for such period following the Date of Termination as shall be provided for under the terms of each grant, and the unexercised portion of any such awards shall be forfeited thereafter and any restricted stock shall remain subject to the terms of each grant.

         (e) ALL OTHER TERMINATIONS. Executive's employment may be terminated without Cause by the Company's Board of Director's or by the Executive for Good Reason or upon a Non-Renewal Event, provided that in such event:

                  (i) Executive shall be entitled to receive three (3) years Base Salary (at the Executive's effective annual rate on the date of termination) to be paid in a lump-sum (net of appropriate withholdings) within sixty (60) days of the Date of Termination;

                  (ii) Executive shall be entitled to receive three (3) times his average Annual Bonus Award (including the stock and cash components) earned during the employment term of this Contract and any earned and unpaid bonus relating to (A) services performed by the Executive in the year preceding his termination by the Company without Cause or his termination for Good Reason, and (B) services performed by the Executive for calendar year 2002 in the event of a Non-Renewal Event to be paid in a lump sum (net of appropriate withholding) within sixty (60) days of the Date of Termination provided that the bonus payment pursuant to Section 11(e)(ii) shall not duplicate any bonus payments previously paid to the Executive;

                  (iii) Executive and his eligible dependents shall be entitled to continue participation in the Company's Benefit Plans at the same cost as other Company senior executives (to the extent allowable in accordance with the administrative provisions of those plans and applicable federal and state law) for a period of up to three (3) years or until Executive and his eligible dependents are eligible to be covered by a successor employer's comparable benefit plans, whichever is sooner;

                  (iv) Any stock or stock option granted to the Executive subject to vesting restrictions shall become vested and fully exercisable as of the Date of Termination but subject to the provisions of Section 12. In addition, any restrictions on sale, transfer or disposition of restricted stock will be lifted; and

                  (v) In the event that the Executive receives any payment or benefit (including but not limited to the payments or benefits pursuant to Section 11 of this Agreement (a "Payment") that is subject to the excise tax (the "Excise Tax") under Section 4999 of the Internal Revenue Code of 1986, as amended (the "Code"), the Company shall pay to the Executive, as soon thereafter as practicable, an additional amount (a "Gross-Up Payment") such that the net amount retained by the Executive, after deduction of any Excise Tax imposed upon the Payment and any federal, state, and local income tax and Excise Tax imposed upon the Gross-Up Payment, shall be equal to the Payment. The determination of whether an Excise Tax is due in respect to any payment or benefit, the amount of the Excise Tax and the amount of the Gross-Up Payment shall be made by an independent auditor (the "Auditor") jointly selected by the Company and the Executive and paid by the Company. If the Executive and the Company cannot agree on the firm to serve as the Auditor, then the Executive and the Company shall each select one nationally recognized accounting firm and those two firms shall jointly select one nationally recognized accounting firm to serve as the Auditor. Notwithstanding the Payment, (i) any other payments or benefits received or to be received by the Executive in connection with a Change in Control or the Executive's termination of employment (whether pursuant to the terms of this Agreement or any other plan, arrangement, or agreement with the Company, any person whose actions result in a Change in Control or any person affiliated with the Company or such person) shall be treated as "parachute payments" within the meaning of Section 280G(b)(2) of the Code, and all "excess parachute payments" within the meaning of Section 280G of the Code shall be treated as subject to the Excise Tax, unless in the opinion of the tax counsel selected by the Auditor, such other payments or benefits (in whole or in part) do not constitute parachute payments, or are otherwise not subject to the Excise Tax, and (ii) the Executive shall be deemed to pay federal income tax at the highest marginal rate applicable in the calendar year in which the Gross-Up Payment is made, and state and local income taxes at the highest marginal rate of taxation in the state and locality of the Executive's residence on the Date of Termination, net of the maximum reduction in federal income tax which could be obtained from deduction of such state and local taxes. In the event the actual Excise Tax or such income tax is more or less than the amount used to calculate the Gross-Up Payment, the Executive or the Company, as the case may be, shall pay to the other an amount reflecting the actual Excise Tax or such income tax.

         (f) CHANGE IN CONTROL. For purposes of this Agreement, "Change in Control" shall mean:

                  (i) The Company's shareholders approve a merger (pursuant to which the Company is not the surviving entity), consolidation (pursuant to which the voting shareholders of the Company cease to hold in excess of fifty (50%) percent of the voting stock of the consolidated entity), sale or disposition of all or substantially all of the Company's assets or a plan of partial or complete liquidation and such transaction is completed substantially in accordance with the terms approved by the shareholders; PROVIDED THAT notwithstanding anything to the contrary, in this subsection (f)(i), no such merger, consolidation or sale shall be deemed to constitute a "Change in Control" if such transaction or series of transactions required the Executive to be identified in any United States securities law filing as a person or a member of any group acquiring, holding or disposing of beneficial ownership of the Company's securities and/or assets and effecting a "Change in Control" as defined in this subclause (f)(i);

                  (ii) The majority of the Board consists of individuals other than Incumbent Directors (a "Hostile Board"), which term "Incumbent Directors" means the members of the Board as of the Effective Date of this Agreement and any other Director elected to the Board with the consent of the Executive, PROVIDED THAT any person becoming a director subsequent to such date whose election or nomination for election was supported by two-thirds of the directors who then comprised the Incumbent Directors shall be considered to be an Incumbent Director; PROVIDED FURTHER that the occurrence of a Share Acquisition (as defined below) without the prior approval of the two-thirds of the Incumbent Directors shall be deemed to result in a Hostile Board for all purposes hereunder; or

                  (iii) the acquisition by any third-party of stock constituting at least 51% of all outstanding shares of stock of the Company (a "Share Acquisition") and subsequent to such acquisition either (i) the Company no longer is a public company for U.S. securities law purposes, or (ii) there is a material diminution of the Executive's position or any other breach of this Agreement by the Company or event giving rise to a Good Reason termination by the Executive.

12.      NONSOLICITATION AND NONCOMPETITION

         (a) During his employment with the Company and for a period of (1) one year from the date of the Executive's termination of employment for any reason, the Executive will not provide services, in any capacity, whether as an employee, consultant, independent contractor, or otherwise, to any person or entity that provides products or services that compete with the Business of the Company, including but not limited to:
                  Laboratory Corporation of America Holdings, Inc.; Mayo Laboratory; ARUP Laboratory; LabOne; Dianon; Specialty Labs Inc.; DynaCare; Unilab Corporation; American Medical Laboratory; Microbiology Reference Laboratory; Physicians Clinical Laboratory Inc.; Endocare Services Inc.; Nu-Tech Bio-Med, Inc.; Chi Systems, Inc.; Enzon, Inc.; IMPATH Inc.; TRIPATH, Inc. (NEOPATH); or their successors or assigns, except that after the termination of Executive's employment this restriction shall only apply to North America. If so requested in writing by Executive, the Company shall advise the Executive promptly in writing in advance (but in no case later than 30 calendar days) as to whether, in the exercise of its reasonable judgment, the Company views any proposed activity contemplated by the Executive as constituting a competing "Business," PROVIDED THAT nothing herein shall prevent the Executive from, after the termination of his employment, being a passive owner of not more than 5% of the outstanding stock of any class of a corporation that is publicly traded and that may acquire any corporation or business that competes with the Company.

         (b) For a period of one (1) year following the termination of the Executive's employment for any reason, the Executive will not directly or indirectly solicit the Business of any customer of the Company during the one (1) year period prior to the termination of the employment relationship with the Company for any purpose other than to obtain, maintain and/or service the customer's Business for the Company.

         (c) For a period of one (1) year following the termination of the Executive's employment for any reason, the Executive agrees not to, directly or indirectly, recruit or solicit any employees of the Company to work for the Executive or any other person or entity.

         (d) As used in this Section, the following terms shall have their respective definitions:

                  (i) "Business" shall include (A) clinical laboratory, pathology, toxicology, pharmaceutical testing, clinical trials, (B) Clinical Laboratory Medical Information Services, (C) clinical laboratory testing kits; and (D) any other product or service which the Company planned, provided or discussed during the (1) one year period prior to the termination of Executive's employment.

                  (ii) "Clinical Laboratory Medical Information Services" shall mean medical information services which contain a substantial clinical laboratory data component.

                  (iii) "Indirectly solicit" shall include, but are not to be limited to, providing Company's proprietary information to another individual, or entity, allowing the use of Executive's name by any company (or any employees of any other company) other than the Company, in the solicitation of the Business of Company's customers.

         (e) In the event there is a dispute under this Section, the parties agree to hold an expedited hearing before an arbitrator under American Arbitration Association Rules.

         (f) EXCLUSIVE PROPERTY. Executive confirms that all confidential information is and shall remain the exclusive property of the Company. All business records, papers and documents kept or made by Executive relating to the business of the Company, its affiliates and subsidiaries (other than his personal records) shall be and remain the property of the Company. Upon the termination of his employment with the Company or upon the request of the Company at any time, Executive shall promptly deliver to the Company, and shall not without the consent of the Board retain copies of, any written materials not previously made available to the public, or records and documents made by Executive in his possession concerning the business or affairs of the Company or any of its affiliates or subsidiaries (other than his personal records); provided, however, that subsequent to any such termination, the Company shall provide Executive with copies (the cost of which shall be borne by Executive) of any documents which are requested by Executive and which Executive has determined in good faith are
                  (i) required to establish a defense to a claim that Executive has not complied with his duties hereunder or (ii) necessary to Executive in order to comply with applicable law.

         (g)      REMEDIES.

                  (i) INJUNCTIVE RELIEF. Without intending to limit the remedies available to the Company, Executive acknowledges that a breach of any of the covenants contained in this Section 12 may result in material irreparable injury to the Company or its affiliates or subsidiaries for which there is no adequate remedy at law, that it will not be possible to measure damages for such injuries precisely and that, in the event of such a breach or threat thereof, the Company shall be entitled to obtain a temporary restraining order and/or a preliminary or permanent injunction restraining Executive from engaging in activities prohibited by this Section 12 or such other relief as may be required to specifically enforce any of the covenants in this Section 12. Without intending to limit the remedies available to Executive, Executive shall be entitled to seek specific performance of the Company's obligations under this Agreement.

                  (ii) ADDITIONAL REMEDY. In the event of an arbitrator's determination that Executive has breached any of the covenants contained in this Section 12 during his employment or within one year after termination thereof for any reason, then (1) all of Executive's outstanding stock options shall immediately terminate as of the date of the breach and (2) any gains realized by Executive from exercising all or a portion of any stock options within three months prior to his termination of employment or anytime after his termination of employment, shall be paid by Executive to the Company. The amount of the realized gains shall be the difference between the exercise price and the fair market value of the stock on the day each option is exercised and the Executive agrees to pay immediately said amounts to the Company. The Company shall cooperate with the Executive in filing amended tax returns required as a result of the exercise by the Company of its rights pursuant to this subclause (ii). Executive agrees to pay immediately the unpaid balance to the Company. Executive may be released from his obligations hereunder only if the Board (or its duly appointed agent) determines in its sole discretion that such action is in the best interests of the Company.

13. ARBITRATION. In the event of any difference of opinion or dispute between the Executive and the Company with respect to the construction or interpretation of this Agreement or the alleged breach thereof, which cannot be settled amicably by agreement of the parties, then such dispute shall be submitted to and determined by arbitration by a single arbiter in the city of New York, New York in accordance with the rules then in effect of the Commercial Arbitration Panel of the American Arbitration Association (the "AAA"), and judgment upon the award rendered shall be final, binding and conclusive upon the parties and may be entered in the highest court, state or federal, having jurisdiction. The costs of the arbitration shall be borne as determined by the arbitrator; PROVIDED, HOWEVER, that if the Company's position is not substantially upheld, as determined by the arbitrator, the expenses of the Executive (including, without limitation, fees and expenses payable to the AAA and the arbitrator, fees and expenses payable to witnesses, including expert witnesses, fees and expenses payable to attorneys and other professionals, expenses of the Executive in attending the hearing, costs in connection with obtaining and presenting evidence and costs of the transcription of the proceedings), as determined by the arbitrator, shall be reimbursed to him by the Company.

14. CONFIDENTIALITY. During the Employment Term, and except as otherwise required by law, the Executive shall not disclose or make accessible to any business, person or entity, or make use of (other than in the course of the business of the Company) any trade secrets, proprietary knowledge or confidential information, which he shall have obtained during his employment by the Company and which shall not be generally known to or recognized by the general public. All information regarding or relating to any aspect of either the Company's business, including but not limited to that relating to existing or contemplated business plans, activities or procedures, current or prospective clients, current or prospective contracts or other business arrangements, current or prospective products, facilities and methods, manuals, intellectual property, price lists, financial information (including the revenues, costs, or profits associated with any of the Company's products or services), or any other information acquired because of the Executive's employment by the Company, shall be conclusively presumed to be confidential; PROVIDED, HOWEVER, that Confidential Information shall not include any information known generally to the public (other than as a result of unauthorized disclosure by the Executive) or any specific information or type of information generally not considered information disclosed by the Company or any officer thereof to a third party without restrictions on the disclosure of such information. The Executive's obligations under this Section 14 shall be in addition to any other confidentiality or nondisclosure obligations of the Executive of the Company at law or under any other agreements.



15.      OTHER MATTERS.

         (a) ENTIRE AGREEMENT. This Agreement constitutes the entire agreement between the Company and the Executive relating to the subject matter hereof, and supersedes any previous agreements, commitments and understandings, written or oral, with respect to the matters provided herein other than with respect to the letter from the Company dated December 30, 1999. As used in this Agreement, terms such as "herein," "hereof," "hereto" and similar language shall be construed to refer to this entire instrument and not merely the paragraph or sentence in which they appear, unless so limited by express language.

         (b) ASSIGNMENT. Except as set forth below, this Agreement and the rights and obligations contained herein shall not be assignable or otherwise transferable by either party to this Agreement without the prior written consent of the other party to this Agreement. Notwithstanding the foregoing, any amounts owing to the Executive upon his death shall inure to the benefit of his heirs, legatees, personal representatives, executor or administrator.

         (c) NOTICES. Any and all notices provided for under this Agreement shall be in writing and hand delivered or sent by first class registered or certified mail, postage prepaid, return receipt requested, addressed to the Executive at his residence or to the Company at its usual place of business, and all such notices shall be deemed effective at the time of delivery or at the time delivery is refused by the addressee upon presentation.

         (d) AMENDMENT/WAIVER. No provision of this Agreement may be amended, waived, modified, extended or discharged unless such amendment, waiver, extension or discharge is agreed to in writing signed by both the Company and the Executive.

         (e) APPLICABLE LAW. This Agreement and the rights and obligations of the parties hereunder shall be construed, interpreted, and enforced in accordance with the laws of the State of New York (applicable to contracts to be performed wholly within such State).

         (f) SEVERABILITY. The Executive hereby expressly agrees that all of the covenants in this Agreement are reasonable and necessary in order to protect the Company and its business. If any provision or any part of any provision of this Agreement shall be invalid or unenforceable under applicable law, such part shall be ineffective only to the extent of such invalidity or unenforceability and shall not affect in any way the validity or enforceability of the remaining provisions of this Agreement, or the remaining parts of such provision.

         (g) SUCCESSOR OF INTERESTS. In the event the Company merges or consolidates with or into any other corporation or corporations, or sells or otherwise transfers substantially all of its assets to another corporation, the provisions of this Agreement shall be binding upon and inure to the benefit of the corporation surviving or resulting from the merger or consolidation or to which the assets are sold or transferred and, prior to the consummation of any such event, the Company shall obtain the express written assumption of this Agreement by the other corporation (other than in the case of a merger after which the Company is the surviving entity). All references herein to the Company refer with equal force and effect to any corporate or other successor of the corporation that acquires directly or indirectly by merger, consolidation, purchase or otherwise, all or substantially all of the assets of the Company.

         (h) NO MITIGATION. The Executive shall not be required to mitigate amounts payable pursuant to Section (11) hereof by seeking other employment or otherwise.

16. INDEMNIFICATION. The Company shall indemnify the Executive to the full extent permitted by law and the By-laws of the Company for all expenses, costs, liabilities and legal fees which the Executive may incur in the discharge of all his duties hereunder, including, without limitation, the right to be paid in advance by the Company for his expenses in defending a civil or criminal action, proceeding or investigation prior to the final disposition thereof. The Executive shall be insured under the Company's Directors' and Officers' Liability Insurance Policy as in effect from time to time. Notwithstanding any other provision of this Agreement to the contrary, any termination of the Executive's employment or of this Agreement shall have no effect on the continuing operations of this Section (16).

17. AUTHORITY. The execution, delivery and performance of this Agreement has been duly authorized by the Company and this Agreement represents the valid, legal and binding obligation of the Company, enforceable against the Company according to its terms.

IN WITNESS WHEREOF, the Company has caused this Agreement to be executed on its own behalf and has caused its corporate seal to be affixed, and the Executive has executed this Agreement on his own behalf intending to be legally bound, as of the date first written above.


                                            QUEST DIAGNOSTICS INCORPORATED

                                            BY:_________________________________

ATTEST:
Secretary

                                            EXECUTIVE:

                                            ---------------------------------
                                            Kenneth W. Freeman


Dated:______________________________